

Simone Leigh (b. 1967)
Initial Offering Price
$888,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
48.6%
Sharpe Ratio (1995-2021)
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Similar Sales
Record Price
Repeat Sales
$2.0m
$1.5m
$1.0m
$0.5m
Masterworks opportunistically acquired the artwork at an attractive price after the artist's auction record was reset twice this past May. Masterworks recently exited another Simone Leigh realizing a 325.5% annualized IRR net of all fees.
Simone Leigh
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INVESTMENT THESIS
MEMBERS ONLY



Simone Leigh

(b. 1967)

Why we like this offering

1. The Artwork is a striking example from Simone Leigh's series of rosette-covered busts.
2. Auction records for busts by Simone Leigh that are similar in style, scale, and period are led by *Clarendon* (2015), which sold for $1,058,819 at Phillips London on June 30, 2022, and *Blue/Black* (2014), which sold for $748,599 at Sotheby's in June 2022.
3. Leigh's record price at auction was reset twice during this past May's marquee auction season.
4. The Artwork's inclusion of beads on her face is a rare but consistent motif by Simone Leigh. Similar bead face busts are held in the permanent collections of the Art Institute of Chicago and the U.S. State Department's Art in Embassies initiative.
5. The Artwork was part of a sculpture and video installation titled "What's Her Face" which Simone Leigh created with a Creative Capital grant she was awarded in 2012.
6. In 2016, Simone Leigh exhibited six similar rosette busts at the Park Avenue Armory and sold all six sculptures at the art fair's preview. This moment was a turning point in her career, launching her into the international art market.
7. Simone Leigh blurs the line between figuration and abstraction to interrogate questions about identity by removing the facial features from her busts. The rosette and bead covered head references the anonymity assigned to masterful African potters and the potential to prescribe your own meaning.
8. Clusters of rosettes are a recurring motif in Simone Leigh's oeuvre and a representation of femininity. Simone Leigh folds and pinches each porcelain rosette by hand. Her recurring use of these laborious, handmade elements in her work celebrates the role of repetition in the craft traditions she draws inspiration from, like African pottery.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$4,581,165	6	$2,500,000

Turnover by Year


4.6M
3.4M
2.3M
1.1M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
7
5.25
3.5
1.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$888,000**
Offering Circular	sec.gov/edgar

Painting

 

About Simone Leigh

Simone Leigh (born 1967) is an American artist from Chicago who works in New York City in the United States. She works in various media including sculpture, installations, video, performance, and social practice. Leigh has described her work as auto-ethnographic, and her interests include African art and vernacular objects, performance, and feminism. Her work is concerned with the marginalization of women of color and reframes their experience as central to society. Leigh has often said that her work is focused on "Black female subjectivity," with an interest in complex interplays between various strands of history — Wikipedia

INVEST NOW

SIMONE

LEIGH

b. 1967, UNITED STATES



$888,000

INITIAL OFFERING

48.6%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

113.8%

RECORD PRICE APPRECIATION[3]

Glazed stoneware | 20 × 8 in. (51 × 20 cm)

Simone Leigh is an American sculptor, video and performance artist whose work centers and imaginatively expands the historical record as it pertains to the black

AS OF MAY 18, 2023, LEIGH'S TOP TEN PRICE RECORDS AT AUCTION HAVE ALL BEEN ACHIEVED SINCE OCTOBER 2020, AND ARE LED BY: LAS MENINAS II (2019), WHICH SOLD FOR $3,085,000 AT SOTHEBY'S, NEW YORK ON MAY 18, 2023, STICK (2019), WHICH SOLD FOR $2,712,000 AT CHRISTIE'S, NEW YORK ON MAY 15, 2023 AND BIRMINGHAM (2012), WHICH SOLD FOR $2,167,500 AT SOTHEBY'S, NEW YORK ON MAY 19, 2022.

The Artwork is a striking example from Simone Leigh's series of rosette-covered busts. The Artwork's inclusion of beads on her face is a rare but consistent motif by Simone Leigh. Similar bead face busts are held in the permanent collections of the Art Institute of Chicago and the U.S. State Department's Art in Embassies initiative. The Artwork was part of a sculpture and video installation titled What's Her Face that Simone Leigh created with a Creative Capital grant she was awarded in 2012. In 2016, Simone Leigh exhibited six similar rosette busts at the Parke Avenue Armory and sold all six sculptures at the art fair's preview. This moment was a turning point in her career, launching her into the international art market. Simone Leigh blurs the line between figuration and abstraction to interrogate questions about identity by removing the facial features from her busts. The rosette and bead covered head references the anonymity assigned to masterful African potters and the potential to prescribe your own meaning. Clusters of rosettes are a recurring motif in Simone Leigh's oeuvre and a representation of femininity. Simone Leigh folds and pinches each porcelain rosette by hand. Her recurring use of these laborious, handmade elements in her work celebrates the role of repetition in the craft traditions she draws inspiration from, like African pottery. She cites two passages in Toni Morrison's book Beloved as important sources of inspiration for honoring the intellectual and physical labor of Black women: "the interior sounds a woman makes when she believes she is alone and unobserved at her work: a 'sth' when she misses the needle's eye; a soft moan when she sees another chip in her one good platter; the low, friendly argument with which she greets the hens. Nothing fierce or startling. Just that eternal, private conversation that takes place between women and their tasks." As well as: "Working dough. Working, working dough. Nothing better than that to start that day's serious work of beating back the past." The Artwork is an india ink-painted terracotta bust with a slender neck. Simone Leigh replaces the figure's facial features with hundreds of white glass beads embedded in the clay and her hair with a ceramic rosette-clad updo in shades of blue, black, and gray. Auction records for busts by Simone Leigh that are similar in style, scale, and period are led by Clarendon (2015), which sold for $1,058,819 (£869,500) at Phillips London on June 30, 2022, and Blue/Black (2014), which sold for $748,599 (£617,400) at Sotheby's London on June 29, 2022.

Simone Leigh is currently represented by Matthew Marks Gallery. Leigh has held solo exhibitions at the Kitchen in New York, the Institute of Contemporary Art in Boston, the Solomon R. Guggenheim Museum in New York, the Tate in London, the Studio Museum in Harlem, and the Hammer Museum in Los Angeles, among others. Her work is also featured in prestigious permanent collections around the world, including the Hammer Museum in Los Angeles, the Solomon R. Guggenheim Museum in New York, the Cleveland Museum of Art, and the Smithsonian American Art Museum in Washington, D.C. Leigh's meteoric institutional success is reflected in the artist's secondary market. Between 2022 and 2023 Leigh's auction turnover grew by 34%, and the average price paid for her work grew by 13%. Her auction records are currently led by Las Meninas II (2019), which sold for $3,085,000 at Sotheby's New York on May 18, 2023, Stick (2019), which sold for $2,712,000 at Christie's New York on May 15, 2023, and Birmingham (2012), which sold for $2,167,500 at Sotheby's New York on May 19, 2022. when it sold for $36,500,000 at Christie's New York.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$2.2M
$1.7M
$1.1M
$0.5M
2019
2019
2020
2020
2020
2021
2021
2021
2022
2022
2022
2022
2023
2023

Simone Leigh (b. 1967, Chicago, Illinois) is a leading figure in contemporary sculpture, captivating an international audience with her ceramic and bronze sculptures that hybridize feminine Black figures with African diasporan motifs and vessels. Born to Nazarene missionary parents from Jamaica, Leigh grew up in a strict household. Despite her parents' disapproval, Leigh received her Bachelor of Fine Arts from the liberal Quaker school Earlham College, where she majored in art and minored in philosophy. Her studies led her to the teachings of post-structuralist French Feminism and to the medium of clay. While a student, she interned at the Smithsonian National Museum of African Art, where she began her lifelong investigation of African vessels. Unsure how to make a living as an artist, Leigh moved to New York to work in a ceramics supply store with a basement studio she could access. In 1992, she briefly joined a ceramics studio in a commune of predominantly white bohemians near Charlottesville, Virginia. She realized she was neither interested in making functional pottery nor in existing outside a Black community. She returned to New York the following year, where she fell in love and married her new roommate. She spent the rest of the decade focused on being a mother in Brooklyn, temporarily abandoning her studio practice. In 2001, she found her way back to ceramics after her marriage ended. Leigh held her first solo exhibition at Rush Arts Gallery later that year. She began traveling to Africa in the summers and participating in artist residencies. In 2010, she received the renowned residency at the Studio Museum in Harlem, which put her on the radar of contemporary curators. In addition to her ceramics practice, Leigh maintains a video, installation, and community-based artistic practice. In 2014, she created the Free People's Medical Clinic, a functioning holistic clinic with HIV testing, herbalism, yoga, and more in Weeksville, Brooklyn. Leigh followed this project with The Waiting Room in 2016 at the New Museum, which also offered free health services for Black women. That same year, she exhibited six ceramic rosette busts at the Parke Avenue Armory art fair, and it became a defining moment in her career when all six sold at the preview. She was awarded the Hugo Boss Prize in 2018 and was included in the Whitney Biennial the 2019. In 2019, Leigh also created a 16-foot bust of a Black woman titled Brick House for the High Line in New York, marking her foray into bronze sculpture. Leigh made history as the first Black woman to represent the United States at the 59th Venice Biennale in 2022, where she won the Golden Lion award for Best Participant. Leigh lives and works in Brooklyn, New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Simone Leigh with the following criteria: All head sculptures excluding works with raffia or steel base. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 48.6% CAGR implied from selected sales occurring from October 2, 2019, to June 27, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Simone Leigh have a record price compound annual growth rate ("CAGR") of 113.8% from November 17, 2017 to June 30, 2023. This calculation is based on (i) a record price of $35,000 on November 17, 2017, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,500,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.